UNITED STATES
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Central Vermont Public Service Corporation
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The following is the transcript of the conference call for held for members of the investment community on May 31, 2011 at 10 a.m. (Eastern Time) which was made available on the Company’s corporate website on June 1, 2011.

Transcript of
Central Vermont Public Service
Acquisition Announcement
May 31, 2011
Participants

Presentation

Operator
Greetings and welcome to the Central Vermont Public Service Acquisition Announcement.  At this time, all participants are in a listen-only mode.  A brief question and answer session will follow the formal presentation.  (Operator’s Instructions) As a reminder this conference is being recorded.  It is now my pleasure to introduce your host, Pamela Keefe, Senior Vice President and CFO and Treasurer for Central Vermont Public Service.  Thank you, Ms. Keefe.  You may now begin.

Pamela Keefe – Senior Vice President, CFO and Treasurer, Central Vermont Public Service
Thank you for joining us this morning for a special investor update by Central Vermont Public Service.  Our comments and responses to your questions today may contain forward-looking statements.  Our earnings press release, our Form 10-Q for the quarter ended March 31, 2011 and our Form 10-K for the year 2010 contain forward-looking statements and associated risk factors that you should consider. Actual results could differ materially from those expressed in such forward-looking statements, and I refer you to the Safe Harbor language that is contained in the press release and other issuances on our website. This release appears on the Investor Relations section of our website at cvps.com.

With me today is CVPS President and Chief Executive Officer Larry Reilly and Senior Vice President, General Counsel and Corporate Secretary Dale Rocheleau.  Larry will discuss a recent development and then we will open it up for Q&A.

Now, I would like to turn things over to Larry.

Larry Reilly – President & CEO, Central Vermont Public Service
Thank you, Pam, and welcome, everyone.  Yesterday morning we announced that we’ve entered into a definitive agreement with Fortis of St. John’s Newfoundland for the acquisition by Fortis of all the outstanding common shares of CV at $35.10 per share.  That price represents a 44% premium over our closing price of $24.32 on Friday, May 27th.  This is an all cash transaction without a financing contingency.

Central Vermont will remain autonomous in the Fortis group of companies with our own board of directors and local management team.  Our corporate headquarters will remain in Rutland and I will remain as president and CEO of Central Vermont.

The Fortis group of companies has regulated utility companies operating in five provinces of Canada: British Columbia, Alberta, Ontario, Prince Edward Island and Newfoundland, as well as three Caribbean countries.

Fortis and CV share a deep commitment to the environment, our workers and the people and places that host our businesses.   While the share offer price by Fortis was a critical consideration by the CV board, the fact that CV would essentially be preserved as a standalone, autonomous company within the Fortis group was also an important consideration.

This transaction provides many benefits to several constituencies.  First, the sale provides a financially strong parent company.  That puts Central Vermont in a better position to borrow money, sign power contracts and make capital investments in generation, transmission and distribution assets needed to provide reliable service to our customers.

Second, it retains local management, the CV headquarters in Rutland and CV’s commitment to the environment and the communities we serve.

Third, this transaction does not result in the loss of jobs, which could have had devastating effects on Rutland County.

Finally, Fortis will provide approximately $21 million for the benefit of CV customers, in a manner to be determined through the regulatory approval process.

This transaction is subject to the approval of the CV shareholders, regulatory and other approvals, including those of the Vermont Public Service Board and the FERC.  It’s expected it will take approximately six to twelve months to complete this transaction.

Our vision remains to be the best small utility in America and we look forward to working with Fortis to do just that.  I want to thank all of you for joining us today and at this point, Pam and I as well as Dale, will be happy to answer any questions that you may have.

Moderator
Thank you.  Our first question comes from Paul Ridzon of Keybanc Capital Markets.

Paul Ridzon – Keybanc Capital Markets
Good morning.  Congratulations.  Couple of questions.  Ahead of your actual SEC filings, can you give us a little bit of history of this transaction?  Secondly, I was wondering if Vermont is a state where you could have made a courtesy call to the commission and what the response has been?

Larry Reilly – President & CEO, Central Vermont Public Service
In terms of the history of the transaction, as you know, we will be providing a detailed summary of the history here in our proxy statement that will be forthcoming.  But suffice it to say that this process began in the fall of last year when Central Vermont received an unsolicited offer to acquire the company.  The board of directors in response to that offer felt that in its fiduciary duty that it needed to fully explore that offer and to determine whether there were other, better offers out there.  With the help of Lazard Ltd., the company conducted a thorough process of evaluating the potentially interested parties and through what became a highly competitive process in the end selected Fortis as the winner based on consideration of both price and non-price factors.  We’re very pleased with the way the process worked out.  It’s about all I can say at this point on the process.

In terms of initial reaction from the Public Service Board, I think at this point I just alerted each of the Public Service Board members that the transaction had occurred and that the company had signed.  The Public Service Board said nothing other than the fact that they await our filing and that they will be reviewing it in detail and we think that’s what we should expect, a thorough review of the filing when it’s made to them.

Paul Ridzon – Keybanc Capital Markets
Congratulations again.

Moderator
Our next question is from Paul Patterson of Glenrock Associates.

Paul Patterson – Glenrock Associates
Good morning and congratulations again.  Is there a break-up fee?  And if there is, could you tell us what it was?

Larry Reilly – President & CEO, Central Vermont Public Service
There is a break-up fee in the transaction.

Pamela Keefe – Senior Vice President, CFO and Treasurer, Central Vermont Public Service
It’s $17 million plus expenses.

Dale Rocheleau – Senior Vice President, General Counsel and Corporate Secretary
Capped at $2 million, I believe?  It’s actually $17.5 million, capped at $2 million on the expenses, which would be in addition, outside with the $19.5 million.

Paul Patterson – Glenrock Associates
Do you know what the goodwill association with this transaction will be?

Pamela Keefe – Senior Vice President, CFO and Treasurer, Central Vermont Public Service
No.

Paul Patterson – Glenrock Associates
We had a similar transaction with Green Mountain Power.  Do you guys remember how long that took to be approved by the –

Larry Reilly – President & CEO, Central Vermont Public Service
Yes, we looked that up because we feel in terms of estimating our timing, that’s probably the precedent-setting case.  That was 10 months from announcement to approval by the Public Service Board.  It was a case of first impression here in Vermont and our situation is very similar to that case.  We’re hoping we can get through the process a little bit faster, since it’s the second time the Board will be seeing a case like this.

Paul Patterson – Glenrock Associates
Again, I don’t know if you can answer this, do you know how the transaction is going to be financed or is that really something on your end or not?

Pamela Keefe – Senior Vice President, CFO and Treasurer, Central Vermont Public Service
They have revolvers in place in the short-term and they just went to market for some equity to bring their revolvers back to zero.

Paul Patterson – Glenrock Associates
Great.  Thanks.

Moderator
Our next question is from Danielle Seitz of Seitz Consulting.

Danielle Seitz – Seitz Consulting
I was wondering about the regulatory approvals.  Could you tell us the list of the different regulations…also would the (speaker voice is breaking up) from the timing of your pending ….

Larry Reilly – President & CEO, Central Vermont Public Service
Danielle, your phone broke up a little bit in the, it was a little hard to hear, but I believe the question was you’re looking for the list of regulatory approvals and if we anticipated any impact on our Alternative Regulation Plan.

The most significant approvals that we have are, first and foremost, the Public Service Board, followed by the Federal Energy Regulatory Commission in Washington.  I think the Vermont Public Service Board is likely to be the gating or controlling approval process.  We also need clearance under Hart-Scott-Rodino as well as the Committee for Foreign Investment in the U.S. and FCC for minor telecom licenses, etc.  I think those are the primary ones.

We may also need, and we’re still checking this out, we may need some minor approvals in Connecticut in connection with our small ownership in the Millstone plant down there or in Maine in connection with our small ownership in the Wyman unit up in Maine.  We’re tracking that down.  If we need those alternative state approvals, we don’t anticipate there will be significant issues and we’re not clear at this point whether they’re absolutely required.  But I think those are the big issues.  Dale, did I leave any out?

Dale Rocheleau – Senior Vice President, General Counsel and Corporate Secretary
Also New York State because we have some assets that are located in New York and may need regulatory approval there.  We also have assets in New Hampshire, which relates to our SmartEnergy program where we have water heaters that we rent in New Hampshire.  Not a large part of our assets, but we’ll check on New Hampshire as well.  But with respect to any of those jurisdictions, we don’t expect that to in any way hold up the transaction from closing.

Danielle Seitz – Seitz Consulting
And there are no additions to your ownership on the transmission….

Larry Reilly – President & CEO, Central Vermont Public Service
No, there would be no impact with our ownership in Velco and …would remain as it was.  It won’t be affected by this transaction at all. Nor would we see, at this point, any change to our Alternative Regulation Plan as we go forward.

Danielle Seitz – Seitz Consulting
Thanks a lot.

Moderator
Our next question is from Tim McQuiston of Vermont Business Magazine.

Tim McQuiston – Vermont Business Magazine
Good morning.  Two questions.  One is, why are the Canadians so interested in Vermont utilities?  But in a more practical sense, what are they asking from you? Central Vermont, who only recently really became investment grade in their portfolio?  The question is, why is it a good investment for them?

Larry Reilly – President & CEO, Central Vermont Public Service
Obviously, that would be a better question to put to Fortis than to us, but from my understanding it is that they are a large holding company of public utilities.  They have approximately 7,000 employees in their family of companies, but they have less than 20 people in their head office and their headquarters in St. John’s, Newfoundland.  Their business is to actually acquire smaller, well-run, in their view, utilities, and provide improved access to capital markets.  They provide for sharing of best-practices among their subsidiaries.  So we’ll be sharing best-practices with sister companies in Canada and the Caribbean over time as we go forward.

Really, their business model is to, they operate on a highly decentralized model, with a local management team and a local board of directors at each of their subsidiaries.  That’s their business model.  They view the prospects for Central Vermont and the prospects for the state of Vermont as very positive, otherwise, they wouldn’t be investing as much money here as they are in this case.

Tim McQuiston – Vermont Business Magazine
It just sounds like it’s a tremendous deal for CV and your shareholders and your workers.  Of course I was just wondering what is the giveback.  There doesn’t seem to be any, frankly.

Larry Reilly – President & CEO, Central Vermont Public Service
Well, we see it exactly the way that you do.  We see this as a really unique opportunity to get the benefits for Central Vermont going forward of being part of a well capitalized company that will have access to capital beyond what we have today and lower collateral requirements on purchase power obligations, which will provide benefits to our customers over time.  While we won’t be forced to reduce staff or consolidate headquarter buildings as often happens in typical utility mergers.  So we see this as a very good deal for our shareholders, obviously with more than a $10 premium, and a good deal for our employees, and also a good deal for our customers in the sense that they will be the beneficiary of these savings over time and best practice improvements in terms of that it will affect our quality of service that we can provide or our cost to providing service.  And not to mention the incremental investment of $21 million that will be made.  And again, we don’t know precisely the shape of that.  That will be worked out through the regulatory arena, but that could be in the form of additional investments in renewable energy, energy efficiency or demand response programs that would not have happened but for this transaction.

Tim McQuiston – Vermont Business Magazine
Thank you very much.

Moderator
Our next question is from Lance Eckle of BH Capital.

Lance Eckle – BH Capital
Good morning.  Congratulations.  Just in reading your merger agreement, I’m kind of unclear – and I apologize if this question has already been answered – about the dividends between now and the closing. It seems like they’re capped at $0.46 on the common shares.  Could you just give me a little description of what the dividend policy is?

Dale Rocheleau – Senior Vice President, General Counsel and Corporate Secretary
I think you read the agreement correctly.  That’s the policy, the constraint that we agreed to as part of this.  It provides, it allows us to pay the next two regular dividends at the regular rate and then we’re restricted to just a nominal dividend thereafter until the transaction closes.  That was something that was agreed to in the give and take of the negotiations and something that we felt that we could agree to given the $35.10 price.

Lance Eckle – BH Capital
So there is a cap at $0.46?

Dale Rocheleau – Senior Vice President, General Counsel and Corporate Secretary
Yes.

Lance Eckle – BH Capital
You had mentioned you had small ownerships in the Connecticut and Maine assets.  They’re just minority ownerships you have there?

Larry Reilly – President & CEO, Central Vermont Public Service
Yes, very small percentages in Millstone III and larger percentage in the Wyman IV plant, but it’s still a minority interest.

Lance Eckle – BH Capital
Great.  Thanks for your help.

Moderator
Our next question is from Mitch Almy from McAdams Wright Ragen.

Mitch Almy – McAdams Wright Ragen
It looks like you’ve done a really good job of getting a great price for the business while taking care of virtually every constituency out there.  I just want to make sure because I’m an owner of several issues of your preferred stock that were issued between 1944 and 1959.  It’s not mentioned in the news release so far that our stakes are being taken care of here and by that I mean coincident with your sale, I would hope that the preferred stocks are being redeemed.

Larry Reilly – President & CEO, Central Vermont Public Service
Well, I think whether there is a redemption or not is a matter of economics that CV or Fortis will address going forward.  Our understanding is under the terms of the preferred stock that because there is a required federal approval here, there isn’t required vote of the preferred nor is there a required redemption.  Although the company could at any time redeem the stock, Fortis will step in and continue to honor the provisions of those preferred stock provisions until such time as either they’re redeemed for economic or whatever reason.

Mitch Almy – McAdams Wright Ragen
Well the issue is that these things were issued between 1944 and 1959.  Like most equity securities that don’t have voting rights, we give up our voting rights because we have a set of restrictive provisions that are supposed to protect us in the case of an event like this.  As you probably know, there’s been no stakeholder within the publicly held securities, the common, the debt, otherwise that has faired as poorly as the preferred shareholders.  We’ve received dividends, but for stocks that were sold at $100 a share 60+ years ago and are today bid far less than that—to have a watershed event like this happen when there’s only $8 million worth of preferred out there and to have a $230 million transaction take place without us at least being taken out—you can imagine how we feel.  We would be one stakeholder that is negatively impacted by this.

If you take maybe your closest counterpart, which would be Bangor Hydro Electric, that did sell to a Canadian utility, they had a 4% preferred that coincident with the transaction was taken out.  So I would hope that—I know you’ve had the option to call these preferreds for years.  But I would hope that somewhere as you’re trying to do a good job for all the stakeholders involved here that preferred shareholders and the investment that they made in the company 50, 60 years ago allowing the company to grow to this point … rate sale would be given their due through a redemption of the stock.

Larry Reilly – President & CEO, Central Vermont Public Service
Well, I certainly do understand your feelings and the strength of them.  Something we’ll think further about.  I just don’t characterize what you characterize as being a negative impact, I think preferred stock is mostly a contractual right.  You’re getting what under the terms of that contract, what you agreed to and now, there’s the backing of a far more credit worthy parent company involved in the loop.  So, I don’t think there’s any negative effect on preferred stockholders.  There certainly isn’t the same upside that the common equity holders had.  You haven’t been exposed to the same risk that the common equity holders have for the last 50, 60 years.

But, let us think a little bit through that more.  I do see that there’s only a relatively modest amount out there.  I’m not making any promises other than to take a look at that.

Mitch Almy – McAdams Wright Ragen
No, and don’t characterize it as being a negative outside of the fact that I think you’ve done a great job and probably the best I’ve seen of being able to assure that the local management, their presence in the local market is taken care of because it can be devastating, especially in the smaller state.  But, it is sort of a once in a lifetime watershed event and our stakes in the company are as real as of those of the other folks that you’re taking care of.

Again, we’ve taken enough time.  I’d appreciate your consideration here.  Thanks a lot and congratulations on a great sale.

Dale Rocheleau – Senior Vice President, General Counsel, Central Vermont Public Service
I encourage you to take a look at the merger agreement, Section 5.14, dealing with the company preferred stock.  I think it may allay your concern.

Moderator
Our next question is from the line of Tom Bennett.

Tom Bennett
I was wondering if you could update me on the status of your petition to extend the existing Alternative Regulation Plan so it doesn’t expire at the end of 2011?

Larry Reilly – President & CEO, Central Vermont Public Service
I think I’ll ask Dale Rocheleau to do that, but the bottom line headline is that that has been extended and I’ll let Dale give you the details.

Dale Rocheleau – Senior Vice President, General Counsel, Central Vermont Public Service
The Alternative Regulation Plan has been extended.  That happened a few months ago by the Vermont Public Service Board.  The plan is now in place for another two and a half years until December 2013.  We don’t expect that this transaction will have any impact on that Plan at this time.

Moderator
Our next question is from Ashar Khan of Visium Asset Management.

Ashar Khan – Visium Asset Management
Sorry, I joined a little late.  I don’t know if you could just repeat, if you have already, when do you plan to file with the Vermont Board for the … application?  In like two months’ time or when should we look at its effective filing being made?

Larry Reilly – President & CEO, Central Vermont Public Service
This is really the first business day after the transaction was reached for us in the state.  So, we did have to announce this yesterday because the Canadian markets are open.  Obviously, it’s in our interest to move as quickly on that as we can.  We’re going to be meeting with Fortis and working out the details of all that.  But, at this point, we don’t have a definitive schedule prepared for the filing of the documents given this is just really the start of business after we concluded the discussions.

Ashar Khan – Visium Asset Management
Then, … you might have mentioned this, once you file, is there a … approval deadline in Vermont?

Larry Reilly – President & CEO, Central Vermont Public Service
What we’re expecting is—I think we did mention this—is that the precedent setting transaction here is the acquisition of Green Mountain Power by a Canadian utility a few years back.  That transaction took a period of 10 months from announcement to closing or at least to regulatory approval.  Since this is the second time for a very similar transaction we’ll be going through the Public Service Board, we’re optimistic that we can probably do it a little faster than that.  But, again, that’s certainly much more under the control of the Public Service Board than us.

Ashar Khan – Visium Asset Management
Understood, but is there a … limit by which they have to respond to an application once it’s filed or no?  I wasn’t sure about that.  Is there one or no?

Dale Rocheleau – Senior Vice President, General Counsel, Central Vermont Public Service
No, there is not a limit.

Moderator
There are no further questions at this time.  I would like to turn the floor back to management for further comment.

Larry Reilly – President & CEO, Central Vermont Public Service
With that, I’d just like to thank you all again for participating in today’s call.  If you should have any questions at any time, please feel free to call me or Pam or Dale and we’ll do the best we can to respond to your questions.  We’ll be keeping everyone up to date.

So, thank you all very much for participating today.

Moderator
This concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.

Important Additional Information
This communication does not constitute a solicitation of any vote or approval.  This communication is being made in respect of the proposed merger transaction involving CVPS.  The proposed merger will be submitted to the shareholders of CVPS for their consideration.  In connection therewith, CVPS will file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”).  CVPS also plans to file other documents with the SEC regarding the proposed transaction. CVPS URGES INVESTORS AND SECURITY HOLDERS OF CVPS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed or delivered to CVPS’s shareholders. In addition, shareholders will be able to obtain the proxy statement and other relevant documents filed by CVPS with the SEC free of charge at the SEC’s website at www.sec.gov, or at CVPS’s website at www.cvps.com by clicking on the link “SEC Filings.”

Participants in the Solicitation
CVPS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of CVPS in connection with the proposed transaction. Information about CVPS and its directors and executive officers, and their ownership of CVPS’s securities, is set forth in the proxy statement for the annual meeting of shareholders of CVPS held on May 3, 2011, which was filed with the SEC on March 24, 2011. The proxy statement can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed merger and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the occurrence of any event, effect or change that could give rise to a termination of the definitive agreement entered into with Fortis; the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the agreement; the inability to complete the transaction due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the transaction, including the receipt of certain regulatory approvals; risks that the proposed transaction disrupts current plans and operations and creates potential difficulties in employee retention; and the amount of the costs, fees, expenses and charges related to the transaction.  These and other risk factors are detailed in CVPS's SEC filings. CVPS cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CVPS does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.